Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" and to the use of our report dated December 5, 2016, with respect to the consolidated financial statements of Hamilton Lane Advisors, L.L.C. included in the Registration Statement (Form S-1) and related Prospectus of Hamilton Lane Incorporated dated February 1, 2017.

/s/ Ernst & Young LLP
Philadelphia, Pennsylvania
February 1, 2017